Exhibit 99.1

TESSCO Reports Third Quarter Earnings of $0.53 per Share

Quarterly Dividend Increased by 11% to $0.20 per Share
FY 2014 EPS Guidance Affirmed at $1.90 - $2.10

HUNT VALLEY, Md.--(BUSINESS WIRE)—Jan. 23, 2014-- TESSCO (NASDAQ: TESS), Your Total Source® for the product and value chain solutions to build, use and maintain wireless systems, today reported its fiscal third-quarter results for the period ended December 29, 2013.

•	Revenues were $145 million.
•	Operating margin increased to 4.9% from 4.3% last year.
•	Net income of $4.4 million, or $0.53 per diluted share.
•	EBITDA** was $1.00 per share.
•	Board increases dividend 11%; $0.20 per share quarterly dividend declared.

“We continued our total focus this quarter on serving the public, government and private wireless system operators and resellers with the knowledge, products and supply chain solutions required to support their wireless deployments,” said Chairman and CEO Robert B. Barnhill, Jr. “We are making great progress in enhancing our value proposition, digital marketing, relationship selling and operations to gain new customers, monthly ‘total solution’ buyers, and operational productivity and profitability.

“Core revenues* in the third quarter were essentially unchanged, both sequentially and from the same quarter of fiscal 2013, as we continued the transition away from the large third-party logistics (3PL) relationship. Because the last significant sales to that 3PL customer were in fiscal 2013, fiscal 2014 results do not contain non-core revenues. Therefore, beginning with the first quarter of fiscal 2015, year-over-year comparisons will no longer make a distinction between core and non-core revenues.”

Ventev sales were up 19% on contributions from both Wireless Infrastructure and Mobile Accessories proprietary products, helping to increase core gross margin both sequentially and year-over-year. EPS at $0.53 was off only slightly from the second quarter, and down from $0.65 a year ago, primarily due to the transition of the third-party logistics relationship.

“We are pleased to increase the dividend 11% to $0.20 per share,” added Barnhill. “The increased dividend demonstrates our strong financial position, increased cash generation and the board’s confidence in our ability to execute on our strategic initiatives.

“The convergence of wireless and the Internet is creating new opportunities and challenges; we are meeting the needs of the industry’s demanding requirements by providing true configured end-to-end solutions, not just providing a vast product offering. Through our expertise in supply chain and inventory management, and our single point of access to thousands of products and services, we are rapidly delivering innovation, productivity and the solutions they need -- when and where they need them.

“As we look to the future, we continue to execute our strategy, which places TESSCO at the forefront of the wireless industry and separates us from our competition. Our ‘high tech-high touch’ strategy is founded on configuring specific end-to-end solutions to meet customer requirements; using our Internet data-based systems to attract customer opportunities and provide them with knowledge and ease of procurement; and developing strong one-on-one personal relationships with our customers. It is an exciting time in our business and our team is energized to build sustainable profitable growth,” concluded Barnhill.

Third-Quarter Fiscal 2014 Financial Results

For the fiscal 2014 third quarter, revenues totaled $144.9 million, compared with $204.5 million in the fiscal 2013 third quarter, which included $58.9 million of revenue from the since-transitioned third-party logistics (3PL) relationship. Excluding the $58.9 million in 3PL revenues, core revenues* were essentially flat from the prior-year period. The public carrier market produced 15% revenue growth from the prior-year period. Revenues from the retailer, independent dealer agent and carrier market fell by 11%, while revenues from private and government system operators decreased by 0.8%. Revenues from the commercial dealers and resellers market were flat. Sales from the Company’s Ventev® design and manufacturing products, which support all of TESSCO’s markets, grew 19%, compared with the same quarter last year, and totaled 13% of overall revenues this quarter.

Third-quarter fiscal 2014 gross profit was $36.1 million, compared with $39.0 million in the third quarter last year, which included a $3.4 million gross profit contribution from the transitioned 3PL business. Excluding the 3PL business, gross profit increased 2% from a year ago. Largely due to the transition of the low-margin 3PL business, gross margin increased to 24.9% in the third quarter of fiscal 2014 from 19.1% in the same period last year.

Selling, general and administrative (SG&A) expenses were $29.0 million, compared with $30.2 million in last year's third quarter, partially due to a reduction in expenses associated with the transitioned 3PL business. Operating margin rose to 4.9% from 4.3% in the prior-year quarter.

EBITDA** totaled $8.4 million, or $1.00 per diluted share, in the third quarter of fiscal 2014, compared with $10.0 million, or $1.20 per diluted share, in the prior-year quarter.

Net income and diluted earnings per share totaled $4.4 million and $0.53 in the third quarter of fiscal 2014, respectively, compared with $5.4 million and $0.65 in the prior-year quarter, respectively.

For the first nine months of fiscal 2014, TESSCO reported revenues of $435.6 million and net income of $13.3 million, or $1.60 per diluted share. These results compare with revenues of $594.1 million and net income of $14.9 million, or $1.80 per diluted share, for the first nine months of fiscal 2013. EBITDA** for the first nine months of fiscal 2014 totaled $25.4 million, or $3.05 per share, compared with $28.1 million, or $3.40 per share, for the first nine months of fiscal 2013.

TESSCO generated $7.1 million of cash from operations during the third quarter and $11.6 million for the fiscal year to date.  Cash and cash equivalents were $8.3 million at the end of the third quarter, up from $4.5 million at the end of the last fiscal year.

Quarterly Cash Dividends

The Board of Directors declared an increased quarterly cash dividend of $0.20 per common share payable on February 19, 2014 to holders of record on February 5, 2014.

Any future declaration of dividends, and the establishment of record and payment dates, is subject to further determinations of the Board of Directors.

Business Outlook

The Company affirmed its previous earnings per diluted share guidance for fiscal 2014, in the range of $1.90 to $2.10. The top end of this guidance range would assume a faster than currently expected commencement of building from the Company’s public carrier customers, and faster than expected benefits from the investments TESSCO is making in its business generation engine.

Forecasting future results is inherently difficult for any business, and actual results may differ materially from those forecasted. The nature of TESSCO’s business is that the Company typically ships products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. The Business Outlook published in this press release reflects only the Company's current best estimate and TESSCO assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Third-Quarter Fiscal 2014 Conference Call

Management will host a conference call to discuss its third-quarter 2014 results on Thursday, January 23, 2014 at 5:00 p.m. ET. To participate in the conference call, please call: 877-280-4954 (domestic call-in) or 857-244-7311 (international call-in) and reference code #86716984.  Please make special note of the date and time of the call, as TESSCO has historically held its conference call on the day following the issuance of the news release. TESSCO is changing the date and time of the call in order to accommodate a greater number of investment community participants.

A live webcast of the conference call will be available at www.tessco.com/go/corporatepresentations. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 7:00 p.m. ET on January 23, 2014 until 12:00 p.m. ET on January 30, 2014 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and entering confirmation #36781930. An archived replay of the conference call will also be available on the Company's website at www.tessco.com/go/corporatepresentations.

*Core Revenues

"Core revenues" are TESSCO’s total revenues other than and excluding revenues related to the major 3PL relationship with a Tier 1 Carrier that transitioned at the completion of fiscal year 2013. The amount of "core revenues" for a given period is determined by subtracting from total revenues, any revenues related to the major 3PL relationship for the corresponding period. There are no revenues related to this relationship in fiscal 2014, and thus, total revenues and core revenues are the same for fiscal 2014.

**Non-GAAP Information

EBITDA, a measure used by management to evaluate the Company's ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement that also includes among other items, changes in working capital and the effect of non-cash charges), is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA as well as EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company's presentation of EBITDA and EBITDA per share may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by the Company's diluted weighted average shares outstanding. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company's loan agreements. The definition of EBITDA as used in the Company's loan agreements is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the Company's non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO

TESSCO Technologies Inc. (Nasdaq:TESS), Hunt Valley, Maryland, is Your Total Source® for making wireless work. The convergence of wireless and the Internet is revolutionizing the way we live, work and play. New systems and applications are creating opportunities and challenges at an unprecedented rate. TESSCO is there, thinking in new ways for exceptional outcomes. TESSCO (www.tessco.com) architects and delivers, with innovation, productivity and speed, the product and value chain solutions to organizations responsible for building, using, and maintaining wireless broadband systems. The Company is a component of the Russell 2000® index.

Forward-Looking Statements

This press release, including the statements of Robert Barnhill and the discussion under the heading "Business Outlook," contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These statements include, but are not limited to the progress the Company is making in enhancing its value proposition, digital marketing, relationship selling and operations to gain new customers, monthly “total solution” buyers, and operational productivity and profitability; TESSCO’s ability to execute on its strategy to place the Company at the forefront of the industry; its ability to build sustainable profitable growth and its earnings per diluted share guidance for full-year fiscal 2014.  Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

Management is not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; economic conditions that may impact customers' ability to fund or pay for our products and services; failure of our information technology system or distribution system; technology changes in the wireless communications industry; third-party freight carrier interruption; increased competition; our inability to access capital and obtain financing as and when needed; and the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

Source: TESSCO Technologies Incorporated

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

or

David Calusdian
Sharon Merrill
617-542-5300
TESS@investorrelations.com

TESSCO Technologies Incorporated
Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 29, 2013	September 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Revenues	$144,915,200	$146,526,000	$204,458,700	$435,550,000	$594,115,200
Cost of goods sold	108,772,800	110,033,200	165,488,900	327,476,900	481,027,200
Gross profit	36,142,400	36,492,800	38,969,800	108,073,100	113,088,000
Selling, general and administrative expenses	28,974,800	28,903,400	30,226,300	86,352,300	88,675,700
Income from operations	7,167,600	7,589,400	8,743,500	21,720,800	24,412,300
Interest, net	37,800	67,000	13,700	159,400	83,100
Income before provision for income taxes	7,129,800	7,522,400	8,729,800	21,561,400	24,329,200
Provision for income taxes	2,709,300	2,941,300	3,331,100	8,267,600	9,455,100
Net income	$4,420,500	$4,581,100	$5,398,700	$13,293,800	$14,874,100

Basic earnings per share	$0.54	$0.56	$0.67	$1.62	$1.86
Diluted earnings per share	$0.53	$0.55	$0.65	$1.60	$1.80

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	December 29, 2013	March 31, 2013
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$8,281,400	$4,468,000
Trade accounts receivable, net	63,605,900	82,177,600
Product inventory	62,372,100	60,913,600
Deferred tax assets	6,175,000	6,227,300
Prepaid expenses and other current assets	2,420,000	3,482,300
Total current assets	142,854,400	157,268,800

Property and equipment, net	22,030,500	23,202,000
Goodwill, net	11,684,700	11,684,700
Other long-term assets	2,132,200	2,144,500
Total assets	$178,701,800	$194,300,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$44,074,800	$65,209,300
Payroll, benefits and taxes	7,787,100	11,678,500
Income and sales tax liabilities	2,295,300	2,530,700
Accrued expenses and other current liabilities	1,052,500	1,048,900
Revolving line of credit	--	--
Current portion of long-term debt	250,000	249,700
Total current liabilities	55,459,700	80,717,100

Deferred tax liabilities	3,951,800	3,951,800
Long-term debt, net of current portion	2,270,800	2,458,300
Other long-term liabilities	3,862,500	4,370,200
Total liabilities	65,544,800	91,497,400

Shareholders’ Equity:
Preferred stock	--	--
Common stock	94,100	91,500
Additional paid-in capital	53,407,600	50,481,600
Treasury stock, at cost	(49,866,700)	(48,438,300)
Retained earnings	109,522,000	100,667,800
Total shareholders’ equity	113,157,000	102,802,600

Total liabilities and shareholders’ equity	$178,701,800	$194,300,000

TESSCO Technologies Incorporated
Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 29, 2013	September 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Net income	$4,420,500	$4,581,100	$5,398,700	$13,293,800	$14,874,100
Add:
Provision for income taxes	2,709,300	2,941,300	3,331,100	8,267,600	9,455,100
Interest, net	37,800	67,000	13,700	159,400	83,100
Depreciation and amortization	1,241,200	1,261,300	1,224,500	3,715,400	3,719,500
EBITDA	$8,408,800	$8,850,700	$9,968,000	$25,436,200	$28,131,800
EBITDA per diluted share	$1.00	$1.06	$1.20	$3.05	$3.40

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three months ended December 29, 2013	Nine months ended December 29, 2013
	Total	Total
Market Revenues
Public Carriers, Contractors & Program Managers	$37,550	$115,881
Private & Government System Operators	29,944	88,896
Commercial Dealers & Resellers	36,630	109,107
Retailer, Independent Dealer Agents & Carriers	40,791	121,666
Revenue, excluding Major 3PL relationship	144,915	435,550
Major 3PL relationship	--	--
Total revenues	144,915	435,550

Gross Profit
Public Carriers, Contractors & Program Managers	7,875	24,784
Private & Government System Operators	8,190	24,368
Commercial Dealers & Resellers	10,295	30,635
Retailer, Independent Dealer Agents & Carriers	9,782	28,286
Gross profit, excluding Major 3PL relationship	36,142	108,073
% of revenues	24.9%	24.8%
Major 3PL relationship	--	--
Total gross profit	36,142	108,073
% of revenues	24.9%	24.8%
Direct expenses	18,583	53,995
Segment net profit contribution	17,559	54,078
% of revenues	12.1%	12.4%
Corporate support expenses*	10,429	32,517
Income before provision for income taxes	$7,130	$21,561
% of revenues	4.9%	5.0%

Growth Rates Compared to Prior Year Period:

Revenues
Public Carriers, Contractors & Program Managers	15.3%	47.8%
Private & Government System Operators	-0.8%	-5.5%
Commercial Dealers & Resellers	-0.4%	4.9%
Retailer, Independent Dealer Agents & Carriers	-11.3%	-7.2%
Revenue, excluding Major 3PL relationship	-0.4%	6.9%
Major 3PL relationship	-100.0%	-100.0%
Total revenues	-29.1%	-26.7%

Gross Profit
Public Carriers, Contractors & Program Managers	15.3%	46.4%
Private & Government System Operators	-3.4%	-5.8%
Commercial Dealers & Resellers	0.7%	6.3%
Retailer, Independent Dealer Agents & Carriers	-2.7%	0.6%
Gross profit, excluding Major 3PL relationship	1.5%	8.3%
Major 3PL relationship	-100.0%	-100.0%
Total gross profit	-7.3%	-4.4%

Direct expenses	-1.4%	-0.4%
Segment net profit contribution	-12.7%	-8.2%
Corporate support expenses*	-8.4%	-5.9%
Income before provision for income taxes	-18.3%	-11.4%

* Includes corporate overhead, facilities expense,  depreciation, interest and company-wide pay-for-performance bonus expense

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands)

	Three months ended December 29, 2013	Nine months ended December 29, 2013
Revenues
Base station infrastructure	$59,833	$197,262
Network systems	26,856	67,757
Installation, test and maintenance	13,681	36,031
Mobile device accessories	44,545	134,500
Total revenues	144,915	435,550

Gross Profit
Base station infrastructure	17,117	54,771
Network systems	4,703	12,266
Installation, test and maintenance	3,073	8,203
Mobile device accessories	11,249	32,833
Total gross profit	$36,142	$108,073
% of revenues	24.9%	24.8%

Growth Rates Compared to Prior Year Period

Revenues
Base station infrastructure	-2.6%	17.7%
Network systems	36.7%	13.8%
Installation, test and maintenance	2.4%	-0.3%
Mobile device accessories	-59.5%	-59.3%
Total revenues	-29.1%	-26.7%

Gross Profit
Base station infrastructure	-3.4%	12.0%
Network systems	24.3%	7.4%
Installation, test and maintenance	-0.1%	-2.8%
Mobile device accessories	-21.8%	-25.9%
Total gross profit	-7.3%	-4.4%